SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                     NORDIC AMERICAN TANKER SHIPPING LIMITED
--------------------------------------------------------------------------------
               (Exact name of Issuer as specified in its chapter)

Bermuda                                                     n/a
--------------------------------------------------------------------------------

(State of incorporation                               (IRS Employer
or organization)                                      Identification No.)


Nordic American Tanker Shipping Limited
LOM Building
27 Reid Street
Hamilton, HM 11
Bermuda

--------------------------------------------------------------------------------
(Address of principal                                       (Zip Code)
executive offices)


         Title of each class to                Name of Exchange on which
         Be so registered                      each class is to be registered

         Preferred Stock Purchase Rights       New York Stock Exchange



     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

 Securities Act registration file number to which this form relates: ___________

        Securities to be registered pursuant to Section 12(g) of the Act:
                                      None

Exhibit 4.1 attached hereto is hereby incorporated by reference into the Company's Form F-3ASR filed on September 26, 2006 (file No. 333-137598) as
Exhibit 4.5 thereunder.

Item 1.   Description of Registrants Securities to be Registered
          ------------------------------------------------------

          1. Nordic American Tanker Shipping Limited (the "Company") has entered into a shareholders' rights agreement (the "Shareholders' Rights Agreement") and declared a dividend of one preferred share purchase right, or a Right, to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock for each outstanding share of the Company's common stock, par value $0.01 per share. The dividend is payable on February 27, 2007 to our stockholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment.

               The following summary of the principal terms of the Shareholders' Rights Agreement is a general description only, and is subject to the specific terms and conditions set forth in the Shareholders' Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, attached as Exhibit 4.1 to this Registration Statement and incorporated herein by reference.

               Distribution Date
               -----------------

               The rights will separate from the common stock and become exercisable upon the earlier of (1) the Close of Business on the tenth day after a public announcement by the Company or an acquiring person that an acquiring person has acquired ownership of 15% or more of the Company's common stock or (2) the 10th business day (or such later date as determined by the company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the company's common stock.

               Preferred Stock Purchaseable Upon Exercise of Rights
               ----------------------------------------------------

               On the Distribution Date, each holder of a right will be entitled to purchase for $115 (the "Exercise Price") a fraction (1/1000th) of one share of the company's preferred stock which has similar economic terms as one share of common stock.

               Flip-in:
               --------

               If an acquiring person (an "Acquiring Person") acquires more than 15% of the company's common stock then each holder of a right (except that acquiring person) will be entitled to buy at the Exercise Price, a number of shares of the company's common stock which has a market value of twice the Exercise Price.

               Flip-over:
               ----------

               If after an Acquiring Person acquires more than 15% of the company's common stock, the company merges into another company (either as the surviving corporation or as the disappearing entity) or the company sells more than 50% of its assets or earning power, then each holder of a right (except for those owned by the acquirer) will be entitled to purchase at the Exercise Price, a number of shares of common stock of the surviving entity which has a then current market value of twice the Exercise Price.

               Exchange Provision:
               -------------------

               Any time after the date an Acquiring Person obtains more than 15% of the company's common stock and before that Acquiring Person acquires more than 50% of the company's outstanding common stock, the company may exchange each right owned by all other rights holders, in whole or in part, for one share of the company's common stock.

               Redemption of Rights:
               ---------------------

               The company can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the company's common stock.

               Expiration of Rights:
               ---------------------

               The rights expire on the earliest of (1) February 28, 2017 or (2) the exchange or redemption of the rights as described above.

               Amendment of Terms of Rights:
               -----------------------------

               The terms of the rights and the Stockholder' Rights Agreement may be amended without the consent of the rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the rights and the Stockholder Rights Agreement may be amended to make changes, which do not adversely affect the rights of the rights holders (other than the Acquiring Person).

               Voting Rights:
               --------------

               The rights will not have any voting rights.

               Anti-dilution Provisions:
               -------------------------

               The rights will have the benefit of certain customary anti-dilution protections

Item 2.    Exhibits              Description
-------    --------              -----------

              4.1 Shareholders' Rights Agreement dated as of February 13, 2007, between Nordic American Tanker Shipping Limited and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated:  February 13, 2007              NORDIC AMERICAN TANKER SHIPPING LIMITED



                                        By: /s/ Herbjorn Hansson
                                        ----------------------------------
                                        Name: Herbjorn Hansson

                                        Title:  Chairman of the Board of
                                                Directors, Chief Executive
                                                Officer, President and Director

SK 01318 0002 747556